Exhibit 99 (a)(5)

CTM MEDIA HOLDINGS, INC.

To Tender Shares of Common Stock
 Pursuant to the
 Offer to Purchase for Cash up to an aggregate of 2,790,013 Shares of
Class A Common Stock and/or Class B Common Stock
  of
 CTM MEDIA HOLDINGS, INC.
at a Purchase Price of $1.10 Per Share

November 17, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

CTM Media Holdings, Inc., a Delaware corporation (“CTM”), has made an offer to purchase for cash up to an aggregate of 2,790,013 shares of Class A common stock and/or Class B common stock, or any combination thereof, up to a maximum of 2,790,013 shares in the aggregate at a Purchase Price of $1.10 per share  (the “Purchase Price”), upon the terms and subject to the conditions set forth in its Offer to Purchase dated November 17, 2009 and in the related Letter of Transmittal (which together constitute the “Offer”). We enclose the materials listed below relating to the Offer.

All shares validly tendered will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. See “Section 1. Number of Shares; Proration” of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than an aggregate of 2,790,013 shares of Class A common stock and/or Class B common stock are validly tendered at the Purchase Price, we will accept shares for purchase in the following order of priority:

•
Odd Lots.  We will first purchase shares from all holders owning beneficially, as of the close of business on November 17, 2009, and who continues to own beneficially as of the Expiration Date, “odd lots” of an aggregate of less than 100 Class A shares or Class B shares who properly tender all of their shares of that class.

•
Allocation among the classes. We will calculate the percentages of the total shares tendered that are Class A shares and Class B shares.  We will then allocate the percentages of the 2,790,013 less the shares purchased as part of “odd lots” that are represented by those percentages.  This will determine the number of non “odd lot” Class A shares and Class B shares to be purchased.

•
Class A Shares. We will purchase Class A shares on a pro rata basis from all other stockholders who properly tender Class A shares until we have acquired the number of Class A shares that results from the above calculation.

•
Class B Shares.  We will purchase Class B shares on a pro rata basis from all other stockholders who properly tender Class B shares until we have acquired the number of Class B shares that results from the above calculation.

 Consequently, all of the shares that you tender in the Offer may not be purchased. See “Section 1. Number of Shares; Proration” of the Offer to Purchase for a more detailed discussion of proration.

 The Offer is not conditioned on any minimum number of shares being tendered. However, the Offer is subject to certain other conditions set forth in “Section 6. Certain Conditions of the Offer” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated November 17, 2009;

2.
Letter to Clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

3.	Letter of Transmittal for your use and for the information of your clients (together with Form W-9 and guidelines);

4.	Notice of Guaranteed Delivery to be used to accept the Offer if share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date; and

5.	A return envelope addressed to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”).

We urge you to contact your clients as promptly as possible. The Offer, proration period and withdrawal rights will expire at 5:00 P.M. New York City Time, on Wednesday, December 16, 2009, unless the Offer is extended.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such shares (or a confirmation of a book-entry transfer of such shares into the Depositary’s account at DTC), (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents.

No fees or commissions will be payable to brokers, dealers or any other persons for soliciting tenders of shares pursuant to the Offer. However, CTM will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity.

As described in “Section 3. Procedure for Tendering Shares” of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates, if such tenders are made via book-entry transfer or by or through a broker or dealer which is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for shares so tendered, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within five business days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

Any inquiries you may have with respect to the Offer should be addressed to Leslie B. Rozner at CTM at the address listed in the Offer to Purchase.

Additional copies of the enclosed material may be obtained from CTM.

Very truly yours,

CTM MEDIA HOLDINGS, INC.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF CTM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF CTM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
 AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 16, 2009,
UNLESS THE OFFER IS EXTENDED.

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